ACCOUNTS RECEIVABLE AGREEMENT


     THIS ACCOUNTS RECEIVABLE AGREEMENT (the "Agreement") is made and entered into as of this 3rd day of June, 1996 by and among T-C THREADS, INC. d/b/a THREADS USA, a Tennessee corporation ("TUSA"), THREADS OF PUERTO RICO, INC., a North Carolina corporation ("TPR"), PRODUCTOS PARA LA INDUSTRIA DE LA MAQUILA, S.A. PRIMA, a Honduras corporation ("Prima"), HILOS Y ACCESORIOS, S.A. DE C.V., a Mexico corporation ("Hilos") and DIXIE YARNS, INC., a Tennessee corporation ("Dixie") (TUSA, TPR, Prima and Hilos are sometimes collectively referred to herein as "Threads") and AMERICAN & EFIRD, INC., a North Carolina corporation (the "Buyer").

     W I T N E S S E T H:

     WHEREAS, the Buyer, Threads and Dixie have entered into that certain Asset Purchase Agreement dated as of May 23, 1996 (the "Asset Purchase Agreement") pursuant to which the Buyer has agreed to purchase and Threads and Dixie have agreed to sell the Assets (as such capitalized term is defined in Section 3 of the Asset Purchase Agreement); and

     WHEREAS, pursuant to Section 5 of the Asset Purchase Agreement the parties have agreed to enter into this Agreement relating to the disposition of Threads' accounts receivable in the manner more particularly set forth herein.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. TERMS. All terms used herein without definition, unless the context clearly requires otherwise, shall have the meanings provided therefor in the Asset Purchase Agreement.

2.  COLLECTION OF ACCOUNTS RECEIVABLE.

(a) Commencing on the Closing Date and continuing thereafter for a period of not more than six (6) months, the Buyer will use prompt, diligent and reasonable efforts, consistent with the Buyer's regular collection practices for its own accounts receivable, which practices are set forth in Schedule A hereto, to assist in the collection of those Threads' accounts receivable outstanding as of the Closing Date as set forth on Schedule B attached hereto and incorporated by reference herein (the "Accounts Receivable"), provided, that the Buyer will not attempt to collect or be responsible for the collection of those Accounts Receivable for any customer if all of such customer's accounts receivable balances are thirty
(30) days or more past due as of the Closing Date.

(b) Representatives selected and compensated by Threads or Dixie (the "Threads Representative") upon prior notification to the Buyer, may participate in the collection of the Accounts Receivable, provided that all Threads Representatives will work under the specific direction of the Buyer's Director of Credit, Senior Vice President of Finance, or other employees of the Buyer designated in writing by the Buyer. Notwithstanding anything contained herein to the contrary, the Threads Representatives involved in such collections shall be independent contractors of the Buyer, subject to the general control and supervision of Threads. Nothing contained herein shall be construed to create an employment, agency or similar relationship between the Buyer and the Threads Representatives. Threads shall be solely responsible for the compensation and expenses related to the participation of the Threads Representatives in the collection of the Accounts Receivable. Threads agrees to make available a Threads Representative for meetings (at least monthly) with the Buyer's President or Executive Vice President and Senior Vice President of Finance or such other person as may be delegated with such authority by either of them to review the status of the Accounts Receivable. Except as specifically provided herein or upon the prior express written consent of the Buyer's President or Executive Vice President, neither Threads nor the Threads Representatives may contact any current customers of the Buyer or any former customers of Threads or the Buyer, or any sales representatives of the Buyer, regarding any aspect of the Accounts Receivable; provided, however, Threads Representatives may contact such customers for the purpose of collecting accounts receivable that are being collected solely by Sellers.

(c) Notwithstanding anything to the contrary contained herein, the Buyer shall have no obligation whatsoever to institute any action or other litigation before any court, agency, arbitrator, or tribunal to collect, or enforce any rights of Threads with respect to the Accounts Receivable. In each instance where the institution of an action or lawsuit is appropriate, Buyer will allow Threads and Dixie to collect such Accounts Receivable.

(d) Solely for purposes of evaluating and determining credit limits and making decisions regarding shipments of products to customers, the Buyer will consider all uncontested Accounts Receivable to be owed and payable to the Buyer.

(e) Any payment received from any customer shall be applied to the invoice specified by the customer. If the customer shall fail to specify the invoice to which such payment shall be applied, the payment shall be applied on the account generally until the customer can be contacted and informs Buyer which invoices are to be paid.

(f) Under no circumstances will Buyer instruct a customer to remit payment of an Account Receivable in a manner contrary to the instructions set forth on the corresponding invoice, since to do so may constitute a violation of the provisions of Dixie's accounts receivable financing arrangements.

3.  CUSTOMER CREDITS.

(a) Threads warrants and represents that the list of all customer credits issued by Threads prior to Closing Date set forth on Schedule C (the "Customer Credits") attached hereto and incorporated by reference herein contains all of the Customer Credits issued and outstanding as of the Closing Date and all such Customer Credits are accurate and valid.

(b) The Buyer hereby agrees to accept Customer Credits in payment of the Buyer's accounts receivable of such customers if there are no Threads Accounts Receivable outstanding for that customer. The cash value of any Customer Credits used by a customer in payment of the accounts receivable of the Buyer will be deducted from the Accounts Receivable Payment made by the Buyer to Threads as provided in Paragraph 5 below.

4.  RETURNS OF FINISHED GOODS AND DEDUCTIONS AND CREDITS.

(a) The Buyer shall issue credits for the return of Threads Finished Goods ("Return Credits) sold prior to the Closing Date (the "Returned Finished Goods") and returned after the Closing Date by a customer on a basis consistent with the policy used by the Buyer for returns of its own finished goods. Notwithstanding this commitment by the Buyer, with respect to such Finished Goods returned for customer accommodation (that is, where there is no shipping error, order entry error, or quality problem ("Customer Accommodation")), the Buyer shall not accept such goods or issue a Return Credit when the amount of such Return Credit would equal or exceed $5,000 without the consent of Threads. In addition, should Customer Accommodations, as reported on the Threads Sales Summary, in the aggregate exceed $200,000 subsequent to the Closing Date, the Buyer shall not accept goods or issue a Return Credit when the amount of such Return Credit would equal or exceed $2,500 without the consent of Threads. Further, should Customer Accommodations, as reported on the Threads Sales Summary, in the aggregate exceed $300,000 subsequent to the Closing Date, the Buyer shall not accept goods or issue a Return Credit when the amount of such Return Credit would equal or exceed $1,000 without the consent of Threads. In each instance above, Threads' consent will not be unreasonably withheld. If, subsequent to the Closing Date, the Buyer alters the reporting of reason codes on the Threads Sales Summary (that is, no longer reports Customer Accommodations separately), the Buyer and Threads will use best efforts to accomplish the intent of this paragraph and, at a minimum, the Buyer shall furnish Threads with copies of credits indicating the reason for the Return Credit.

(b) Any Return Credits issued to a customer as a result of a return of Returned Finished Goods (in whole or in part), including freight, shall be credited first to any outstanding Accounts Receivable, and if none, then to the Buyer's accounts receivable balance of that customer to the extent such customer has a current outstanding accounts receivable balance with the Buyer. Dixie or Threads shall reimburse the Buyer for the cash value of all Return Credits within five (5) business days of receipt of a report prepared by the Buyer listing the Return Credits issued.

(c) Returned Finished Goods returned without a quality problem will be included with the Threads' Finished Goods Inventory. Finished Goods returned with a quality problem will be returned to Threads or to a location specified by Threads, with all freight and risk of loss to be borne by Threads.

(d) Any customer credit (or debit) invoice issued by the Buyer to correct a unit price or other dispute (including quantity) of an Accounts
Receivable ("Accounts Receivable Credit (Debit)") will be approved by Threads (which approval will not be unreasonably withheld).

  (i)  Account Receivable Debits will be added to the Accounts Receivable.

  (ii) Accounts Receivable Credits that are not sent to the Customer (used only to zero an outstanding Accounts Receivable) will be sent to Threads.

  (iii) Dixie shall reimburse the Buyer for the cash value of all Accounts Receivable Credits that are sent to the Customer within five (5) days of receipt of a report, prepared by the Buyer listing the Accounts Receivable Credits issued.

5.  PAYMENT OF ACCOUNTS RECEIVABLE.

(a) If Buyer shall receive payment in respect of any Account Receivable, then Buyer shall provide Dixie with notice of the name of the customer, the amount paid and the invoice number or other identifying information, such notice to be transmitted to Dixie by telecopy by the end of each Day in which any such payment is received.

(b) All payments received by Buyer during each business day ("Day") in respect of Accounts Receivable will be (i) if by check payable to Dixie, mailed to Dixie or to an address designated by Dixie, and (ii) otherwise collected by Buyer and paid to Dixie (the "Accounts Receivable Payment") the following Day net of (1) returned checks plus (2) Customer Credits used in payment of Buyer's accounts receivable (collectively, the "Deductions"). Payment will be by ACH transfer to the designated bank account of Dixie.
In the event the sum of the Deductions exceeds the Accounts Receivable collected by Buyer during any Day (such amount referred to herein as the "Net Deficiency"), then such Net Deficiency shall be carried over to the next Day. If a Net Deficiency shall continue to exist for five (5) consecutive Days, Dixie shall reimburse Buyer for the Net Deficiency within five (5) Days of receipt of a report prepared by Buyer detailing the Net Deficiency, which report shall be subject to verification by Dixie.

6.  RECEIPT OF ACCOUNTS RECEIVABLE.

(a) If Threads or Dixie shall receive payment in respect of any Accounts Receivable, then Threads or Dixie, as appropriate, shall provide the Buyer with notice of the name of the customer, the amount paid and the invoice number or other identifying information, such notice to be transmitted to the Buyer by telecopy by the end of each Day in which any such payment is received.

(b) If Threads or Dixie shall receive payment in respect of any accounts receivable of the Buyer, then Threads or Dixie, as appropriate, shall (a) provide the Buyer with notice of the name of the customer, the amount paid, and the invoice number or other identifying information, such notice to be transmitted to the Buyer by telecopy by the end of each Day in which any such payment is received and (b) transfer the amount of each such payment to the Buyer by ACH transfer (without offset or deduction except for returned checks and Buyer's credits used to pay Dixie or Threads, provided such Buyer's credit is confirmed by Buyer) by the end of the Day following the Day of receipt. In the event the sum of the returned checks and Buyer's credits exceeds the amount of accounts receivable of the Buyer received by Threads during any Day (such amount referred to herein as the "Buyer's Net Deficiency"), then such Buyer's Net Deficiency shall be carried over to the next Day following the Day of receipt. If a Buyer's Net Deficiency shall continue to exist for five (5) consecutive Days, the Buyer shall reimburse Threads for the Buyer's Net Deficiency within five
(5) Days of receipt of a report prepared by Threads, including photocopies of all returned checks, detailing the Buyer's Net Deficiency, which report shall be subject to verification by Buyer.

7. TERMINATION OF BUYER'S OBLIGATIONS; TERMINATION OF AGREEMENT. Commencing thirty (30) days after the Closing Date, at Threads' request, the Buyer shall turn over to Threads those Accounts Receivable (along with a copy of the related credit file) for any customer of Threads if all of such customer's Accounts Receivable owed to Threads are past due thirty
(30) days or more, provided, however, that upon request by Buyer, Threads and/or Dixie may consent (which consent will not be unreasonably withheld) to Buyer continuing assistance with respect to such account. All other requests by Dixie for the Buyer to turn over to Threads other Accounts Receivable will be promptly considered by the Buyer. Notwithstanding anything contained herein to the contrary, on the first business day six
(6) months after the Closing Date (the "Termination Date") the Buyer shall turn over all outstanding Accounts Receivable to Threads for collection by Threads, at which time all of the Buyer's obligations hereunder shall cease except the Buyer's obligation to make payments as provided under Paragraph 5.

8. ABSENCE OF CONFLICTS. Threads and Dixie represent and warrant that the arrangements described herein including specifically the limitations provided under Section 2(f) do not conflict with any loan agreement, security agreement or other agreement to which it is a party or to which it or its accounts receivable is subject.

9. ACCESS TO FACILITIES AND RECORDS. The parties agree to allow each other reasonable access to their respective facilities and relevant business records on reasonable notice and during normal business hours to the extent necessary to verify such party's compliance with its obligations under this Agreement.

10. NOTICES. All notices, certificates or other communications hereunder shall be deemed sufficiently given and shall be deemed given when delivered by hand-delivery, sent by overnight delivery, mailed by first class, postage prepaid, registered or certified mail, return receipt requested, or faxed and addressed as follows:

  If to Threads at:    Dixie Yarns, Inc.
                       1100 South Watkins Street
                       Chattanooga, Tennessee  37404
                       Attn:  Credit Department
                       Facsimile No.: (423) 493-7437

  With copy to:        Chief Financial Officer
                       Facsimile No.:  (423) 493-7442

  If to the Buyer at:  American & Efird, Inc.
                       22 American Street
                       Mt. Holly, North Carolina 28120
                       Attn:  Director of Credit
                       Facsimile No.: (704) 827-0508

  With copy to:        Senior Vice President-Finance

  Threads and the Buyer may by notice given hereunder, designate from time to time any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

11. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Dixie, Threads and the Buyer and their respective successors and assigns.

12. AMENDMENT, EXECUTION IN COUNTERPARTS. This Agreement may not be amended, changed, modified, altered or terminated except by instrument in writing signed by the parties to be charged. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

13. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

14. SEVERABILITY. In the event any provision of this Agreement or any instrument delivered in connection herewith shall be held invalid or unenforceable by any arbitral body or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

15. HEADINGS, EXHIBITS AND SCHEDULES. The paragraph headings in this Agreement are for convenience only, and they form no part of this Agreement and shall not affect its interpretation. All exhibits and schedules attached hereto are hereby incorporated by reference and made a part of this Agreement.

16. RESOLUTION OF QUALITY DISPUTES. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement with respect to the handling of quality complaints and claims related to Finished Goods shall be determined by Mr. Dame S. Hamby. At the request of either party, the parties may mutually agree upon another qualified individual to settle such disputes. The expense of Mr. Hamby's or his successor's services shall be borne equally by the parties involved.

17. ARBITRATION. Except as otherwise provided in the preceding paragraph, any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or its interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Charlotte, North Carolina in accordance with the then existing rules of The American Arbitration Association and any decision rendered by The American Arbitration Association shall be binding upon the parties hereto. Any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction thereof. The expense of arbitration shall be borne equally by the parties involved.

18. ENTIRE AGREEMENT. This Agreement and accompanying documents contain the entire agreement between the parties with respect to the subject matter hereof and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are superseded hereby.




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized officers and their respective seals to be hereunto affixed all as of the day first above written.


ATTEST:                              T-C THREADS, INC.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)


ATTEST:                              THREADS OF PUERTO RICO, INC.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)


ATTEST:                              DIXIE YARNS, INC.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Treasurer                             Glenn M. Grandin,
                                        Senior Vice President

(CORPORATE SEAL)


ATTEST:                              PRODUCTOS PARA LA INDUSTRIA DE
                                     LA MAQUILA, S.A. PRIMA


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)


ATTEST:                              HILOS Y ACCESORIOS, S.A. DE
                                     C.V.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)






ATTEST:                              AMERICAN & EFIRD, INC.


  /s/CRAIG G. STOVER                 By:/s/THOMAS W. DICKSON
  Secretary                             Thomas W. Dickson, President

(CORPORATE SEAL)




List of omitted schedules and exhibits

SCHEDULE A                   Buyer's Collection Practices
SCHEDULE B                   Accounts Receivable
SCHEDULE C                   Customer Credits